Exhibit 6.6

COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 31, 2019, by and between EdenLedger, Inc., a Delaware corporation (the “Company”), and Mitesh Parikh (“Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, capital stock of the Company as herein described according to the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Purchaser is an employee, officer and/or director of the Company;

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Number of Shares and Price Per Share. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company agrees to sell and issue to the Purchaser, fifty (50) shares of the Company’s Common Stock, $0.01 par value per share (the “Stock”), at a purchase price of $0.01 per share, for an aggregate purchase price of $0.50 (the “Purchase Price”). The Purchase Price for the Stock will be paid by the Purchaser’s delivery of cash or a check in the amount of the Purchase Price. The closing of such purchase shall occur immediately upon execution of this Agreement.

2.            Unvested Share Repurchase Option. Upon the termination of the Purchaser’s service to the Company (including service to any parent or subsidiary thereof) as an employee with or without cause, including termination due to Purchaser’s death or disability, or if the Purchaser or the Purchaser’s legal representative attempts to transfer any Unvested Shares (as defined below) other than as permitted in this Agreement, the Company shall have the option (the “Unvested Share Repurchase Option”) to repurchase fifty (50) shares of Stock to the extent they have not vested pursuant to subsections 2(a) (“Unvested Shares”) under the terms set forth in this Section 2.

(a)           Vesting of Unvested Shares. The Unvested Shares will vest at the rate of 2/5 of the shares immediately after such issuance. Thereafter:

(i)            2/5 of the remaining Unvested Shares of Purchaser will vest on the last day of the calendar month in which at least Two Million Five Hundred Thousand Dollars ($2,500,000) is invested in the Company either through a convertible note or a Series A-round on the terms acceptable to the Board of Directors of the Company; provided, that, (A) the Purchaser introduces such investor to the Company and closes such investment on behalf of the Company, and (B) such investment closes and funds no later than December 31, 2019; and

(ii)           1/5 of the remaining Unvested Shares of Purchaser will vest on the last day of each full calendar quarter of Purchaser’s full time service to the Company in the role of Chief Marketing Officer; provided, that, the conditions set forth on Schedule 1 for each such quarter has been satisfied as the Company may reasonably determine in good faith.

(b)           Exercise of Unvested Share Repurchase Option. The Company may exercise the Unvested Share Repurchase Option by written notice to the Purchaser or the Purchaser’s legal representative in the form of Exhibit A within sixty (60) days after such termination or after the Company has received notice of an attempted disposition in violation of this Agreement.

(c)           Payment for Stock and Return of Stock. Payment by the Company to the Purchaser or the Purchaser’s legal representative shall be made in cash or by check within sixty (60) days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. For purposes of the foregoing, cancellation of any promissory note of the Purchaser to the Company shall be treated as payment to the Purchaser in cash to the extent of the unpaid principal and any accrued interest canceled. The purchase price per share for the shares of Stock being repurchased by the Company shall be equal to the Purchase Price, as appropriately adjusted for any stock split, reverse stock split, recapitalization or the like. Within thirty (30) days after payment by the Company, the Purchaser shall deliver to the Company for cancellation the shares of Stock that the Company has repurchased and shall remit to the Purchaser the payment received from the Company.

(d)          Transfers Not Subject to the Unvested Share Repurchase Option. The Unvested Share Repurchase Option shall not apply to a transfer to the Purchaser’s ancestors, descendants or spouse or to a trustee for their benefit or the benefit of the Purchaser, provided that such transferee agrees in writing (in a form satisfactory to the Company) to take the Stock subject to all the terms and conditions of this Section 2.

(e)           Legends. The Company may place a legend referencing the Unvested Share Repurchase Option on any certificate representing Stock subject to the Unvested Share Repurchase Option.

3.	Right of First Refusal.

(a)           Notice of Transfer. In the event that the Purchaser proposes to sell, assign, pledge, encumber, transfer or otherwise dispose of (“Transfer”) any of Purchaser’s Stock, Purchaser shall give the Company written notice of Purchaser’s intention (“Transfer Notice”), describing the number of shares of Stock offered (“Offered Shares”), the identity of the prospective transferee and the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Purchaser has received a firm offer from the prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on the terms set forth in the Transfer Notice, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer.

(b)           Right of First Refusal. With respect to any proposed Transfer, the Company shall have an option to purchase all or none of the Offered Shares (the “Right of First Refusal”). To exercise such option, the Company must notify the Purchaser in writing before the expiration of the thirty (30) day period following the delivery of the Transfer Notice to the Company. If the Company elects to purchase the Offered Shares, it shall pay consideration for the Offered Shares no less favorable in price and material terms and conditions than are described in the Transfer Notice.

(c)           Closing Procedures; Subsequent Transfers. If the Company exercises the Right of First Refusal, the Company and the Purchaser shall consummate the sale of the Offered Shares on the terms set forth in the Transfer Notice no later than sixty (60) days after the delivery of the Transfer Notice to the Company; provided, however, that, in the event the Transfer Notice provides for the payment for the shares of Stock other than in cash, the Company shall have the option to pay for the shares of Stock by the discounted cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. If the Company fails to exercise in full the Right of First Refusal on a timely basis, then the Purchaser may, not later than one hundred twenty (120) days following delivery to the Company of the Transfer Notice, conclude the Transfer subject to the Transfer Notice on the terms and conditions described in such notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any proposed transfer by the Purchaser more than one hundred twenty

(120) days following delivery of the Transfer Notice, shall again be subject to the Right of First Refusal and shall require the Purchaser to deliver a new Transfer Notice to the Company and to comply with the procedures described in this Section 3 with respect to such different or new Transfer.

(d)           Condition to Transfer. All transferees of shares of Stock or any interest therein other than the Company shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that they will receive and hold such shares of Stock or interest therein subject to the provisions of this Agreement, including the Right of First Refusal.

(e)           Termination of Right. The Right of First Refusal shall terminate at such time as a public market exists for the Company’s Common Stock (or any other stock issued by the Company, or any successor, in exchange for the Stock). For the purpose of this Agreement, a “public market” shall be deemed to exist if (i) such stock is listed on a national securities exchange or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

(f)            Limitation on Right. Notwithstanding the provisions of this Section 3, the Right of First Refusal set forth in this Section 3 shall not apply to:

(i)            any transfer to the Purchaser’s ancestors or descendants or spouse or to a trustee for their benefit, provided that in any case any such transferee shall agree in writing (in a form satisfactory to the Company) to take the Stock subject to all the terms of this Agreement, including the Right of First Refusal; or

(ii)           any sale or transfer of the Stock in a public offering of securities of the Company registered under the Securities Act of 1933, as amended (the “Securities Act”).

4.            Assignment of Purchase Rights. The Company shall have the right to assign the Unvested Share Repurchase Option or the Right of First Refusal to such person or persons as it may select.

5.            Restrictions on Transfer. The Purchaser may not sell, transfer, pledge or otherwise dispose of any Stock (including but not limited to any Unvested Shares still subject to the Unvested Share Repurchase Option, except as provided in Sections 2(e) and 3 and other than pursuant to a Change of Control. For purposes of this Agreement, a “Change of Control” means either:

(a)           the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(b)          a sale of all or substantially all of the assets of the Company.

6.            Stock Dividends, Etc. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new substituted or additional securities to which the Purchaser is entitled by reason of the Purchaser’s ownership of the Stock acquired pursuant to this Agreement shall be considered Stock and shall be immediately subject to the Unvested Share Repurchase Option, the Right of First Refusal and all other terms of this Agreement to the same extent as the Stock owned by the Purchaser immediately before such event.

7.            Legends. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a)           “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS IN FAVOR OF THE COMPANY OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.”

(b)           “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

(c)           Any legend required to be placed thereon under applicable state securities laws.

8.             Representations and Warranties. In connection with the purchase of the Stock, the Purchaser hereby agrees, represents and warrants as follows:

(a)           The Purchaser is purchasing the Stock solely for the Purchaser’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(b)           The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. The Purchaser further represents and warrants that Purchaser has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as Purchaser deems necessary and appropriate to enable Purchaser to evaluate the financial risk inherent in making an investment in the Stock and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(c)           The Purchaser understands that Purchaser’s purchase of the Stock will be a highly speculative investment, and Purchaser is able, without impairing Purchaser’s financial condition, to hold the Stock for an indefinite period of time and to suffer a complete loss of Purchaser’s investment.

(d)           The Company has disclosed to the Purchaser that:

(i)            The sale of the Stock has not been registered under the Securities Act, that the Stock must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the Stock; and

(ii)           The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

(e)           The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things, the resale occurring not less than six months after the date the Purchaser has purchased and paid for the Stock and the availability of certain public information concerning the Company. The Purchaser further represents that Purchaser understands that at the time Purchaser wishes to sell the Stock there may be no public market on which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Purchaser would be precluded from selling the Stock under Rule 144 even if the six-month minimum holding period had been satisfied.

(f)           Without in any way limiting the Purchaser’s representations and warranties set forth above, the Purchaser further agrees that the Purchaser shall in no event make any disposition of all or any portion of the Stock which the Purchaser is purchasing unless and until:

(i)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii)           The Purchaser shall have (1) notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by the Company, furnished the Company with an opinion of the Purchaser’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of the Purchaser’s counsel shall have been concurred in by counsel for the Company, and the Company shall have advised the Purchaser of such concurrence.

9.             “Market Stand-Off” Agreement. The Purchaser hereby agrees that in connection with any underwritten public offering by the Company, during the period of duration (not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter of the offering to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) specified by the Company and an underwriter of Common Stock of the Company following the effective date of the registration statement of the Company filed under the Securities Act with respect to such offering, the Purchaser will not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Purchaser at any time during such period except Common Stock included in such registration. If requested by such underwriter, the Purchaser agrees to execute a lock-up agreement in such form as the underwriter may reasonably propose.

10.           Transfers in Violation of Agreement. The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

11.           Rights as Stockholder. Subject to the provisions of this Agreement, the Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Stock.

12.          Election Under Section 83(b) of the Code.

(a)           The Purchaser understands that, if the Stock is subject to a “substantial risk of forfeiture,” Section 83 of the Code will tax as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date the risk of forfeiture lapses. In this context, the Stock may be subject to a substantial risk of forfeiture in the form of the Unvested Share Repurchase Option. The Purchaser understands that he may elect to be taxed at the time the Stock is purchased rather than when and as the Unvested Share Repurchase Option lapses by filing an election, in the form attached hereto as Exhibit B, under Section 83(b) of the Code with the Internal Revenue Service (the “IRS”) within 30 days from the date of purchase of the Stock. Even if the fair market value of the Stock equals the amount paid for the Stock, the election must be made to avoid adverse tax consequences in the future. The Purchaser understands that failure to make this filing on a timely basis will result in the recognition of ordinary income by the Purchaser as the Unvested Share Repurchase Option lapses, based on the difference between the purchase price for the Stock and the fair market value of the Stock at the time such restriction lapses.

(b)           The Purchaser understands that the Stock has been valued by the Board of Directors and that the Company believes this valuation represents a fair attempt to appraise it. The Purchaser understands, however, that if the Purchaser files a Section 83(b) election, the Company can give no assurances that the purchase price will be accepted by the IRS as the fair market value of the Stock, and that the IRS could assert that the value of the Stock on the date of purchase was substantially greater than the purchase price. If the IRS were to successfully argue in a tax determination that the Stock had value greater than the price paid by the Purchaser, and the Purchaser has filed a Section 83(b) election, the additional value would constitute ordinary income as of the date of its receipt. The additional taxes (and interest) due would be payable by the Purchaser. There is no provision for the Company to reimburse the Purchaser for any potential tax liability, and the Purchaser assumes all responsibility for it. If the additional value attributed to the Stock was more than twenty-five percent (25%) of the Purchaser’s gross income for the year in which that value was taxable, the IRS would have six years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess the additional tax and interest.

(c)           AN ELECTION UNDER SECTION 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH THE PURCHASER PURCHASES THE STOCK. THIS TIME PERIOD CANNOT BE EXTENDED. THE PURCHASER ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE PURCHASER’S SOLE RESPONSIBILITY, EVEN IF THE Purchaser REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

(d)           The Purchaser shall notify the Company in writing if Purchaser files an election pursuant to Section 83(b). The Company intends, in the event it does not receive from Purchaser evidence of such filing, to claim a tax deduction for any amount which would be taxable to Purchaser in the absence of such an election.

13.           Miscellaneous.

(a)           Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(b)           Notice. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, or (b) transmitted by e-mail as follows:

If to the Company, addressed to:

Michael Golomb <mg@edencoin.com>
Alex Yastremski <ay@edencoin.com>

If to Purchaser, addressed to:

Mitesh Parikh <mp@techadopters.com>

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) when delivered in Person, or (ii) if given by email, when transmitted to the applicable address so specified in (or pursuant to) this Section 13(b) and an appropriate answerback is received, (iii) if given by mail, three (3) business days after delivery or the first attempted delivery.

(c)           Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, the Purchaser’s heirs, executors, administrators, successors and assigns.

(d)           Applicable Law; Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

(e)           Right to Specific Performance. The Purchaser agrees that the Company shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to the Company.

(f)            Severability. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

(g)           Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“PURCHASER”	“COMPANY”

MITESH PARIKH	EDENLEDGER, INC.

/s/ Mitesh Parikh	By:	/s/ Michael Golomb
Signature		Name: Michael Golomb
Its: Chairman of the Board of Directors

Address:

3820 Central Ave.	By:	/s/ Alex Yastremski
Cheyenne, WY 82001		Name: Alex Yastremski
Its: Director

SCHEDULE 1

Responsibilities and Timeline for Vesting Criteria

Initial product development and launch - Q2-Q4 2019

Development of Marketing Plan - by end of June 2019)

Execution of Marketing Plan - Q3/Q4

Sales & Marketing of platform to fan users Q3 - Ongoing

Sales & Marketing of platform to entities users Q3- Ongoing

General Marketing of platform to create brand awareness Q3 - Ongoing

Budget creation for Marketing department Q2 - Ongoing

Staffing of key positions

Training/Managing of Company’s marketing personnel and product manager (currently, Mitchell Somach)

Marketing research of platform usage (data analytics) Q3 - Ongoing

Roadmap for future product development and expansion Q2 - Ongoing

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Mitesh Parikh, hereby sells, assigns and transfers unto ________________ ________________ shares of the Common Stock of EdenLedger, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of said Company represented by Certificate No. _________________ , to the extent that such shares are not subject to any repurchase rights of the Company, and does hereby irrevocably constitute and appoint ______________________________________ as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:	/s/ Mitesh Parikh
Mitesh Parikh

Instruction: Please sign but do not fill in any other blanks. The purpose of this assignment is to enable the Company to exercise its repurchase rights as set forth in the Agreement without requiring additional signatures on the part of the Stockholder.

EXHIBIT B

SECTION 83(b) ELECTION NOTICE

_______________, 201__

[Address of the Internal Revenue Service

Office where you file your income taxes]

Re:	Election Under Section 83(b) of the Internal Revenue Code of 1986, as amended

Ladies and Gentlemen:

The undersigned taxpayer elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended to include in gross income as compensation the excess (if any) of the fair market value of the shares identified below over the amount paid for those shares.

1.             The name, address and taxpayer identification number of the undersigned, and the taxable year for which this election is being made, are:

Taxpayer’s Name:	[_________________]

Taxpayer’s Address:	[_________________]

Tax Payer’s Soc. Sec. No.:	[_________________]

Taxable Year:	Calendar 2018

2.             The following property with respect to which the election is made is as follows:

[_________________] shares of the Common Stock of EdenLedger, Inc. (the “Stock”) purchased from EdenLedger, Inc. (the “Company”) pursuant to a stock purchase agreement.

3.             The property was transferred to the undersigned on:

[_________________]

4.          The nature of the restriction to which the property is subject:

The Stock may be repurchased by the Company or its assignee upon the occurrence of certain events. This repurchase right lapses with respect to 1/4 of the shares on [               ]. Thereafter, repurchase rights lapses with respect to 1/36 of the remaining unvested Stock (which, for the avoidance of doubt, excludes the 1/4 of Stock that vested on [               ] in accordance with the preceding sentence) at the end of each full calendar month of Purchaser’s service to the Company as an employee, consultant or director, beginning on [               ].

5.          The fair market value of the property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) with respect to which the election is made:

[_____________] ([_____________] shares at $0. 01 per share).

6.            The undersigned paid the following amount for the property:

[_____________]

7.             A copy of this election has been furnished to the Company for which services are performed by the undersigned.

Please acknowledge receipt of this election by signing or stamping the enclosed copy of this letter and returning it to the undersigned in the enclosed, self-addressed stamped envelope.

Very truly yours,

[NAME OF PURCHASER]

Enclosures

cc:           EdenLedger, Inc.